REII INCORPORATED AND SUBSIDIARY
        (A DELAWARE CORPORATION)
        Naples, Florida

   FINANCIAL REPORTS
         AT
   MARCH 31, 2002
REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida


TABLE OF CONTENTS
___________________________________________________________________________


   Independent Accountants' Report                             F-1

   Consolidated Balance Sheets at March 31, 2002
   (Unaudited) and December 31, 2001                           F-2

   Consolidated Statements of Operations for
   the Three Months   Ended March 31, 2002
   and 2001 (Unaudited)                                        F-3

   Consolidated Statements of Cash Flows for
   the Three Months Ended March 31, 2002 and
   2001 (Unaudited)                                            F-4 - F-5

   Notes to Consolidated Financial Statements                  F-6



























       INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
   and Stockholders
REII Incorporated and Subsidiary
(A Delaware Corporation)
Naples, Florida


        We have reviewed the accompanying consolidated balance sheet of REII Incorporated and Subsidiary as of March 31, 2002 and the related consolidated statements of operations and cash flows for the three months ended March 31, 2002 and 2001.

        All information included in these consolidated financial statements is the representation of the Company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to the financial data and of making inquiries of persons responsible for financial accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

        We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of REII Incorporated and Subsidiary as of December 31, 2001 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations, and cash flows for the year then ended (not presented herein), and in our report dated February 8, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2001 is fairly stated, in all material respects. No auditing procedures have been performed subsequent to the date of our report.


/s/ Rotenberg & Co., llp


Rotenberg & Co., llp
Rochester, New York
  April 22, 2002

REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED BALANCE SHEETS
____________________________________________________________________________
                                        (Unaudited)
                                          March 31,          December 31,
                                            2002                 2001
____________________________________________________________________________

ASSETS

Revenue Producing Assets -
  Net of Accumulated Depreciation        $ 793,229           $ 800,629
Cash and Cash Equivalents                   11,348              10,742
Other Current Assets                         9,565               3,183
Tenant Escrow Account                       37,701              51,067
Office Property and Equipment -
  Net of Accumulated Depreciation            4,237               4,708
____________________________________________________________________________
Total Assets                             $ 856,080           $ 870,329
____________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Mortgages Payable - Banks                $ 495,864           $ 498,153
Mortgages Payable - Stockholder            203,766             204,383
Accounts Payable and Accrued Expenses       12,636               8,202
Tenant Escrow Liability                     37,701              51,067
Due to Stockholder                          42,868              43,954
____________________________________________________________________________
Total Liabilities                          792,835             805,759
____________________________________________________________________________

Stockholders' Equity
Common Stock:$.001 Par; 20,000,000 Shares
Authorized,
 4,655,310 Shares Issued and Outstanding     4,655               4,655
Additional Paid-In Capital                 336,381             336,381
Deficit                                   (277,791)           (276,466)
____________________________________________________________________________
Total Stockholders' Equity                  63,245              64,570
____________________________________________________________________________
Total Liabilities and
Stockholders' Equity                     $ 856,080           $ 870,329

REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
____________________________________________________________________________
Three Months Ended March 31,                2002                2001
____________________________________________________________________________

Revenues
Rental Income                           $  36,348            $ 36,360
Management Services                         2,687               3,821
____________________________________________________________________________
Total Revenues                             39,035              40,181
____________________________________________________________________________

Expenses:
Direct Expenses
Depreciation                                8,533               9,196
Interest                                   11,383              16,725
Real Estate Taxes and Insurance             7,538               6,219
Repairs and Maintenance                     1,678               3,455
Other Direct Expenses                       1,938               1,697
____________________________________________________________________________
Total Direct Expenses                      31,070              37,292
____________________________________________________________________________

General and Administrative Expenses
Occupancy Expenses                          2,568               2,278
Other General and Administrative Expenses   6,739               6,900
____________________________________________________________________________
Total General and Administrative Expenses   9,307               9,178
____________________________________________________________________________
Total Expenses                             40,377              46,470
____________________________________________________________________________
Loss Before Other Income and (Expenses)    (1,342)             (6,289)

Other Income and (Expenses)
Interest and Other Income                      17                  77
Loss on Sale of Revenue Producing Assets      ---             (16,441)
____________________________________________________________________________
Loss Before Provision for Taxes            (1,325)            (22,653)

Provision for Taxes                           ---                 ---
____________________________________________________________________________
Net Loss for the Period                 $  (1,325)          $ (22,653)
____________________________________________________________________________
Weighted Average Number of
Common Shares Outstanding               4,655,310           4,655,310
Loss Per Common Share-Basic and Diluted $   (0.00)         $    (0.00)
____________________________________________________________________________

     REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
____________________________________________________________________________
Three Months Ended March 31,                2002               2001
____________________________________________________________________________

Cash Flows from Operating Activities

Net Loss for the Period                 $  (1,325)           $(22,653)

Adjustments to Reconcile Net Loss
for the Period to Net Cash Flows
from Operating Activities:
Depreciation                                 9,004              9,722
Loss on Sale of Revenue Producing Assets       ---             16,441

Changes in Assets and Liabilities:
Other Current Assets                        (6,382)            (4,098)
Accounts Payable and Accrued Expenses        4,434             (6,962)
____________________________________________________________________________
Net Cash Flows from Operating Activities     5,731             (7,550)
____________________________________________________________________________

Cash Flows from Investing Activities
Acquisition of Office Equipment                ---               (624)
Improvements to Income Producing Properties (1,133)              (642)
Proceeds from Sale of Revenue Producing Assets  ---            97,167
____________________________________________________________________________
Net Cash Flows from Investing Activities    (1,133)             95,901
____________________________________________________________________________

Cash Flows from Financing Activities
Repayment of Mortgages                      (2,906)           (92,239)
Change in Due to Stockholder                (1,086)            (3,410)
____________________________________________________________________________
Net Cash Flows from Financing Activities    (3,992)           (95,649)
____________________________________________________________________________
Net Increase (Decrease) in Cash
and Cash Equivalents                           606             (7,298)

Cash and Cash Equivalents-
Beginning of Period                         10,742             18,113

Cash and Cash Equivalents - End of Period  $11,348           $ 10,815
____________________________________________________________________________

REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
____________________________________________________________________________
Three Months Ended March 31,                   2002              2001
____________________________________________________________________________

SUPPLEMENTARY DISCLOSURES
____________________________________________________________________________

Interest Paid                                $ 11,232          $ 16,096
Income Taxes Paid                            $    ---          $    ---
____________________________________________________________________________

NON-CASH INVESTING AND FINANCING ACTIVITIES

Disposal of Revenue Producing Assets:
Reduction of Bank Mortgage Financing          $   ---         $ 208,408
Reduction of Mortgage (Stockholder) Financing $   ---         $  69,683
Net Book Value of Disposed
Revenue Producing Assets                      $   ---         $ 393,664
____________________________________________________________________________

REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
____________________________________________________________________________

Note A- Basis of Presentation
       The condensed consolidated financial statements of REII Incorporated and Subsidiary (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Form 10-KSB, and other reports filed with the SEC.

       The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include the acquisition of additional income producing properties, sale or disposal of income producing properties, mortgage refinancing, and general and administrative costs required to meet SEC reporting obligations. Certain financial information that is not required for interim financial reporting purposes has been omitted.

Note B Principles of Consolidation
       The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Ricketts Enterprises International, Inc. ("REI"). All significant intercompany balances and transactions have been eliminated in consolidation. The former wholly owned subsidiary, Ricketts Enterprises of Naples, Inc. ("RENI"), was dissolved in 2001 as discussed in Note C.







REII INCORPORATED AND SUBSIDIARIES
_______________________________________________________________________________

Note C -Other Matters
        Dissolution of Subsidiary
        RENI, the Company's former wholly owned subsidiary, was dissolved in 2001. The subsidiary was originally acquired in 2000 for the purpose of acquiring revenue producing assets consisting of six residential properties and one commercial office property. Three of the residential properties were sold to independent third parties in the fourth quarter of 2000. Two of the residential properties were sold to independent third parties in the first quarter of 2001. In 2001, the net assets of the remaining residential property were transferred to REI and the net assets of the commercial office property located at 1051 Fifth Avenue North in Naples, Florida were transferred back to Garfield Ricketts, a 62% stockholder. The net loss on the disposal of the revenue producing assets in 2001 in the amount of $16,441 is reported in the Other Income and Expenses component of continuing operations in the consolidated statement of operations.

        Reclassifications
        Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

Item 1. N/A
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue Sources

The Company generates revenue primarily from the rental of residential property, representing approximately 91% of total revenues, and real estate management services, representing approximately 9% of total revenues. The Company plans to increase revenues by acquiring existing and/or developing new residential properties and commercial real estate.

Financial Condition and Liquidity

The Company's long-term debt to capital (long-term debt and stockholders' equity) ratio at March 31, 2002 and December 31, 2001 was 91.7% and 91.6%, respectively.

The Company's source of working capital is from rental operating activities and prior capital contributions from stockholders. The Company has not borrowed any moneys from financial institutions for working capital needs. All debts of the Company are first mortgages on income producing properties.

Net cash provided by operating activities for the three month periods ended March 31, 2002 and 2001 was positive $5,731 and negative $7,550, respectively. The negative cash flow in 2001 was primarily due to payment of current liabilities.




REII INCORPORATED AND SUBSIDIARIES
____________________________________________________________________________

Market Risk and Contingent Liabilities

The Company is exposed to financial market risk due to changes in interest rates. The Company does not engage in speculative or leveraging transactions, nor does it hold or issue financial instruments for trading purposes.

The nature and amount of the Company's debt may vary as a result of future business requirements, market conditions and other factors. Currently, all of the Company's debts are first mortgages, collateralized by the respective income producing properties. Fluctuations in interest rates may affect the fair value of the Company's debt. At March 31, 2002, the carrying value of long-term debt, including the current portion, approximated fair value based upon current market rates for the same or similar debt issues.

Management of the Company believes that there are no commitments, uncertainties, or contingent liabilities that will have a materially adverse effect on the consolidated financial position or operations of the Company and is of the opinion that inflation has not and will not have a material effect on operations.

Capital Expenditures, Dispositions and Financing Requirements

There were no real property acquisitions or investments thereof during the three month periods ended March 31, 2002 and 2001.

In the first quarter of 2001, the Company sold two of the RENI subsidiary properties to independent third parties; transferred one to the Company's wholly owned subsidiary, Ricketts Enterprises International, Inc.; and transferred one back to Garfield Ricketts, a 62% stockholder. The Company recorded a loss on the disposal of assets in the three month period ended March 31, 2001 of $16,441. The RENI subsidiary was subsequently dissolved in 2001.

Capital expenditures for improvements to income producing properties during the three month periods ended March 31, 2002 and 2001 totaled $1,133 and $642, respectively.

Capital expenditures for office equipment additions during the three month periods ended March 31, 2002 and 2001 totaled $-0- and $624, respectively.

Net cash used in financing activities for the three month periods ended March 31, 2002 and 2001 was $3,992 and $95,649, respectively. Fluctuations include changes in amounts due to Garfield Ricketts, majority stockholder, for collection of rents on his personal properties and the repayment of mortgages.

The Company will require funds to acquire additional income producing properties and/or real estate related entities. The Company will seek to borrow funds from financial institutions or raise money through the offering of its common stock. Management believes that the Company can continue to operate and meet its obligations via working capital from operating and financing activities.


REII INCORPORATED AND SUBSIDIARY
____________________________________________________________________________

Three Months Ended March 31, 2002 Compared With Three Months Ended March 31,
2001

Net Loss
The Company reported a net loss of $1,325 for the three months ended March 31, 2002, compared to a net loss of $22,653 for the three months ended
March 31, 2001. The losses are due primarily to expenses incurred to dispose of revenue producing assets and depreciation and maintenance of the revenue producing assets.

Revenues

Total revenues remained fairly constant, totaling $39,045 for the three months ended March 31, 2002 and $40,181 for the three months ended March 31, 2001.

Direct Expenses
Direct expenses for the three months ended March 31, 2002 decreased by $6,222 (16.7%) to $31,070 from $37,292 for the three months ended March 31, 2001. The decrease was due primarily to the decrease in interest expense because three mortgages were paid off in full during the fourth quarter of 2001 and there was a decease in the interest rate on the bank mortgages.

General and Administrative Expenses
General and administrative expenses remained fairly constant, totaling $9,307 for the three months ended March 31, 2002 and $9,178 for the three months ended March 31, 2001.

Other Income and Expenses
The Company reported $17 in interest income and $-0- in other expenses for the three months ended March 31, 2002, compared to $77 in interest income and $16,441 in other expenses for the three months ended March 31, 2001. The other expenses in 2001 consisted of the net loss on the disposal of the RENI subsidiary income producing properties.

Income Taxes
There was no provision for income tax for the three months ended March 31, 2002 and 2001 because the Company was operating at a loss.